Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release

Axalta Names Tyrone Michael Jordan to Board of Directors
Former President & Chief Operating Officer of DURA Automotive Systems Brings Deep Mobility Expertise to the Axalta Board
PHILADELPHIA, June 9, 2021 – Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that Tyrone Michael Jordan (TJ) has been appointed to its Board of Directors, effective immediately. He will serve on the Company’s Environment, Health, Safety & Sustainability Committee and Nominating and Corporate Governance Committee.
"We are extremely pleased to welcome TJ to the Axalta Board of Directors and look forward to his contributions in helping Axalta achieve its ambitious growth agenda," said Mark Garrett, Axalta’s Board Chair. “As an accomplished leader in the global mobility and aerospace industries, TJ brings valuable experience and insights relevant to Axalta’s Mobility business, as well as a strong international and innovation background.”
With the appointment of Mr. Jordan, Axalta’s Board is composed of ten directors, all with unique backgrounds and experience in areas important to Axalta’s business, including executive leadership, finance, audit, management consulting and global operations, and in relevant industries, including specialty chemicals and several of Axalta’s end markets.
"TJ’s experience scaling new technologies makes him an ideal addition to our Board as Axalta continues to leverage our best-in-class technologies to grow our businesses globally," added Robert Bryant, Axalta’s Chief Executive Officer. "TJ’s counsel will be invaluable as we execute on the strategy that we announced at our recent Capital Markets Day event in May."
Mr. Jordan, 59, is the former President & Chief Operating Officer of DURA Automotive Systems, a tier one supplier of mechatronic control systems for hybrid/electric vehicle systems, Advanced Driver Assist Systems (ADAS), and luxury trim systems for premier automotive brands, where he was responsible for strategic growth, innovation, technology and six sigma operational initiatives across the global enterprise, including operations in Asia, Europe, North America and South America. Under his leadership, DURA instituted new electric vehicle/hybrid intelligent technologies and an operational excellence transformation strategy to ensure the efficiency and flexibility needed to thrive during the next technological period of mobility evolution.
Mr. Jordan joined DURA in 2015, following an accomplished 30-year career which included executive roles at General Motors Corporation (GM) and United Technologies Corporation (UTC). While at GM, which included assignments living internationally in Brazil, China and Mexico, Mr. Jordan held a variety of leadership positions in operations, business development, mergers and acquisitions, engineering, strategy, and new innovation & technology product development, ultimately serving as GM’s Executive Vice President, Global Operations and Customer Experience. Mr. Jordan also served UTC in prominent roles that included Global Senior Vice President, Operations and Supply Chain, Aerospace Systems.
Mr. Jordan received his Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance with Highest Distinction from the Haslam Business School at the University of Tennessee, a B.S. in Pre-law from Eastern Michigan University, and a BASc in Industrial Engineering Technology from Purdue University.
Mr. Jordan currently serves on the boards of directors of Oshkosh Corporation, TPI Composites, Inc. and Trinity Industries, Inc. He also serves on the Dean’s Advisory Board of the College of Business of Eastern Michigan University.
About Axalta Coating Systems:
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, buildings, pipelines and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.
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